Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2018 RESULTS

5% increase in life insurance licensed representatives to 130,658

13% growth in Term Life net premiums

23% increase in Investment and Savings Products (ISP) sales

33% growth in net earnings per diluted share (EPS) to $1.94 and

32% growth in adjusted operating EPS to $1.93

23.9% net income return on stockholders’ equity (ROE) and 23.7% adjusted net operating income return on adjusted stockholders’ equity (ROAE)

Declared dividend of $0.25 per share, payable on December 14, 2018

Duluth, GA, November 6, 2018 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2018.  In the third quarter, total revenues increased 13% to $484.8 million and adjusted operating revenues grew 14% to $485.2 million. Income before income taxes increased 11% and adjusted operating income before income taxes increased 12% over the prior year period.  Net income grew 28% to $85.1 million and adjusted net operating income grew 27% to $84.5 million compared with the third quarter of 2017, both of which reflect 2018 benefits from the Tax Cuts and Jobs Act of 2017 (Tax Reform).

Glenn Williams, Chief Executive Officer, said, “The power of our franchise was evident in the third quarter with top-line growth in each of our businesses.  The tremendous sales growth achieved in our Investment and Savings Products segment was a highlight of the quarter.  The performance of our two complementary businesses combined with capital deployment and the benefit of Tax Reform delivered a 33% increase in EPS year-over-year and 23.9% ROE in the third quarter.  We remain focused on executing initiatives to drive growth in order to deliver long-term value to our clients, representatives and stockholders.”

During the third quarter, Term Life performance reflected a 13% increase in net premiums year-over-year, favorable claims versus historical experience, stable persistency and a modest decline in issued policies.  Strong ISP performance was driven by 23% growth in total product sales and a 10% increase in average client asset values year-over-year.  Insurance and other operating expenses of $96.6 million were lower than our expectations due to the timing of business initiatives.

Earnings growth, which benefited from Tax Reform, combined with ongoing share repurchases drove EPS to $1.94, up 33%, and adjusted operating EPS to $1.93, up 32% compared to the third quarter a year ago.  ROE and ROAE expanded to 23.9% and 23.7%, respectively, in the third quarter versus 20.9% and 21.7%, respectively, in the prior year period.

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2018	Q3 2017	% Change	Q2 2018	% Change
Life Licensed Sales Force (1)	130,658	124,436	5%	130,156	*
Recruits	76,146	90,210	(16)%	76,520	*
New Life-Licensed Representatives	11,715	12,783	(8)%	13,544	(14)%
Life Insurance Policies Issued	74,892	78,056	(4)%	83,754	(11)%
Life Productivity (2)	0.19	0.21	*	0.22	*
ISP Product Sales ($ billions)	$1.76	$1.43	23%	$1.76	*
Average Client Asset Values ($ billions)	$63.36	$57.66	10%	$61.30	3%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q3 2018	Q3 2017	% Change	Q2 2018	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$287,972	$256,240	12%	$272,978	5%
Investment and Savings Products	165,269	140,058	18%	162,841	1%
Corporate and Other Distributed Products	31,963	30,980	3%	31,058	3%
Total adjusted operating revenues (1)	$485,204	$427,278	14%	$466,877	4%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$74,337	$66,543	12%	$75,828	(2)%
Investment and Savings Products	45,052	39,050	15%	43,227	4%
Corporate and Other Distributed Products	(7,531)	(5,415)	39%	(6,228)	21%
Total adjusted operating income before income taxes (1)	$111,858	$100,178	12%	$112,827	(1)%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force.  New recruits declined 16% from the third quarter a year ago, which benefitted from approximately 17,000 recruits in hurricane-affected areas whose Independent Business Application (IBA) fees were waived.  New life insurance licenses were down 8% year-over-year, while the size of the life insurance licensed sales force increased 5% to 130,658 representatives in the period.

Term Life Insurance.  Term Life continued to achieve strong financial results with revenues increasing to $288.0 million driven by a 13% increase in net premiums compared with the third quarter a year ago.  Income before income taxes in the segment increased 12% to $74.3 million year-over-year.  Term Life productivity of 0.19 policies per life insurance licensed representative per month was within the historical range, although lower than the elevated levels experienced in the past few years.  As a result, Term Life insurance policies issued declined 4% year-over-year.  Term Life estimated annualized issued premiums continue to grow year-over-year with policy additions and other increases.  Normal claims volatility positively impacted benefits and claims by approximately $2 million in the third quarter of 2018, which was similar to the favorable impact experienced in the prior year period.  Persistency was generally consistent with the year ago quarter while non-deferred insurance commissions increased, largely due to revisions in the sales force equity program that changed the timing of expense recognition but not the economics of the program.  Insurance expenses increased $3.7 million from the prior year period to support business growth and initiatives.

Investment and Savings Products.  Strong Investment and Savings Products segment performance in the third quarter of 2018 was driven by sales momentum and client asset growth.  Total ISP sales grew 23% versus the year ago period.  Variable annuity sales increased 63% from the third quarter of 2017 reflecting recent product enhancements by our product partners which offer more attractive benefits to clients.  The continued success of the Lifetime Investment Platform resulted in a year-over-year growth in both managed accounts sales and average client assets of 52% and 42%, respectively.  Positive market conditions propelled growth in both ISP sales and average client assets.

During the third quarter, sales-based revenues increased 20% in line with the growth in ISP sales.  Asset-based revenues grew 11% reflecting a 10% increase in overall average client asset values to $63.4 billion and positive net flows of $264 million for the period.  Account-based revenues increased $6.5 million and account-based operating expenses increased $5.7 million year-over-year as a result of the revised ISP record-keeping platform contracts.  Total ISP revenues increased 18% to $165.3 million and income before income taxes grew 15% to $45.1 million compared with the year ago period.

Corporate and Other Distributed Products (C&O).  C&O adjusted operating revenues were $32.0 million and adjusted operating losses before income taxes were $7.5 million in the third quarter of 2018.  Net investment income was positively impacted by a larger invested asset portfolio than in the prior year period, partially offset by lower portfolio yield. Net unrealized losses on our invested asset portfolio were $5.7 million at quarter-end versus $1.9 million of net unrealized gains at June 30, 2018, reflecting the impact of higher interest rates on prices of fixed income securities. Other operating expenses reflect higher employee-related costs as well as spending to support business initiatives.

Taxes

In the third quarter of 2018, the effective income tax rate was 23.6% and the operating effective income tax rate was 24.5%. The rates differ due to an adjustment made during the quarter of $1.0 million related to the transition impact of Tax Reform that has been excluded from the operating effective income tax rate.  The full year 2018 operating effective income tax rate is expected to be 23.6%.

Capital

Primerica is on track to complete its share buyback plan for 2018. Repurchases were $33.5 million or approximately 300,000 shares of Primerica’s common stock outstanding in the third quarter of 2018 for a total of $167.3 million or about 1.7 million shares through September 30, 2018.  Primerica’s Board of Directors has approved payment of a quarterly dividend of $0.25 per share that will be payable on December 14, 2018 to stockholders of record as of November 20, 2018.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) was estimated to be approximately 450% as of September 30, 2018.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses)1 and fair value mark-to-market (MTM) investment adjustments2, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations. In 2018, we excluded from net adjusted operating income and diluted adjusted operating earnings per share the one-time transition impact of changes to provisional amounts recognized from Tax Reform in order to present meaningful and useful period-over-period comparisons that are not distorted by the historic tax law change. Adjusted stockholders' equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains (losses) in measuring adjusted stockholders' equity as unrealized gains (losses) from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

[1]

Beginning in the first quarter of 2018, MTM adjustments on investments held in equity securities are recognized in total revenues measured in accordance with GAAP as realized investment gains (losses) due to the adoption of Accounting Standards Update No. 2016-01. Accordingly, we excluded the impact of MTM adjustments on investments held in equity securities from adjusted operating revenues and other non-GAAP financial measures.

[2]

Beginning in the first quarter of 2018, the MTM adjustment on a deposit asset held in support of a 10% coinsurance agreement (the 10% deposit asset MTM) recognized under the deposit method of accounting for GAAP has been excluded from adjusted operating revenues and other non-GAAP financial measures. Prior year non-GAAP financial results have not been recast as the 10% deposit asset MTM in the prior year was not material.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, November 7, 2018 at 10:00 am EDT, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast, go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, provides financial services to middle income households in North America. Primerica representatives educate their clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which the Company underwrites, and mutual funds, annuities and other financial products, which are distributed primarily on behalf of third parties. Primerica insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2017. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Kathryn Kieser

470-564-7757
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2018	December 31, 2017
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,010,900	$1,927,842
Fixed-maturity security-held-to-maturity, at amortized cost	891,860	737,150
Equity securities available-for-sale, at fair value	-	41,107
Equity securities, at fair value	39,317	-
Trading securities, at fair value	15,955	6,228
Policy loans	30,902	32,816
Total investments	2,988,934	2,745,143
Cash and cash equivalents	225,378	279,962
Accrued investment income	18,202	16,665
Reinsurance recoverables	4,196,021	4,205,173
Deferred policy acquisition costs, net	2,107,814	1,951,892
Agent balances, due premiums and other receivables	295,885	229,522
Intangible assets, net	48,961	51,513
Income taxes	53,440	48,614
Other assets	352,897	359,347
Separate account assets	2,419,997	2,572,872
Total assets	$12,707,529	$12,460,703

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,132,750	$5,954,524
Unearned premiums	439	486
Policy claims and other benefits payable	287,640	307,401
Other policyholders' funds	394,046	377,998
Notes payable	373,567	373,288
Surplus note	891,139	736,381
Income taxes	182,240	177,468
Other liabilities	511,623	451,398
Payable under securities lending	70,632	89,786
Separate account liabilities	2,419,997	2,572,872
Total liabilities	11,264,073	11,041,602

Stockholders' equity:
Common stock	430	443
Paid-in capital	-	-
Retained earnings	1,452,841	1,375,090
Accumulated other comprehensive income (loss), net of income tax	(9,815)	43,568
Total stockholders' equity	1,443,456	1,419,101
Total liabilities and stockholders' equity	$12,707,529	$12,460,703

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2018	2017
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$670,222	$646,079
Ceded premiums	(391,175)	(397,641)
Net premiums	279,047	248,438
Commissions and fees	170,879	144,627
Net investment income	20,622	19,922
Realized investment gains (losses), including OTTI	(126)	22
Other, net	14,359	14,291
Total revenues	484,781	427,300

Benefits and expenses:
Benefits and claims	118,787	105,864
Amortization of deferred policy acquisition costs	59,534	53,384
Sales commissions	84,588	72,022
Insurance expenses	41,925	37,637
Insurance commissions	6,584	5,593
Interest expense	7,216	7,073
Other operating expenses	54,712	45,527
Total benefits and expenses	373,346	327,100
Income before income taxes	111,435	100,200
Income taxes	26,296	33,565
Net income	$85,139	$66,635

Earnings per share:
Basic earnings per share	$1.95	$1.46
Diluted earnings per share	$1.94	$1.46

Weighted-average shares used in computing earnings per share:
Basic	43,452	45,318
Diluted	43,589	45,408

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2018	2017	% Change
Total revenues	$484,781	$427,300	13%
Less: Realized investment gains (losses), including OTTI	(126)	22
Less: 10% deposit asset MTM included in net investment income (NII) (2)	(297)	-
Adjusted operating revenues	$485,204	$427,278	14%

Income before income taxes	$111,435	$100,200	11%
Less: Realized investment gains (losses), including OTTI	(126)	22
Less: 10% deposit asset MTM included in NII (2)	(297)	-
Adjusted operating income before income taxes	$111,858	$100,178	12%

Net income	$85,139	$66,635	28%
Less: Realized investment gains (losses), including OTTI	(126)	22
Less: 10% deposit asset MTM included in NII (2)	(297)	-
Less: Tax impact of preceding items	104	(8)
Less: Transition impact of tax reform	969	-
Net adjusted operating income	$84,489	$66,621	27%

Diluted earnings per share (1)	$1.94	$1.46	33%
Less: Net after-tax impact of operating adjustments	0.01	-
Diluted adjusted operating earnings per share (1)	$1.93	$1.46	32%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.
(2)	The 10% deposit asset MTM during the three months ended September 30, 2017 was not material, therefore, non-GAAP financial measures for 2017 have not been recast for this adjustment.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2018	2017
Direct premiums	$663,183	$638,830
Less: Premiums ceded to IPO coinsurers	284,742	304,580
Adjusted direct premiums	$378,441	$334,250

Ceded premiums	$(389,332)	$(395,772)
Less: Premiums ceded to IPO coinsurers	(284,742)	(304,580)
Other ceded premiums	$(104,590)	$(91,192)

Net premiums	$273,851	$243,058

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2018	2017
Total revenues	$31,540	$31,002
Less: Realized investment gains (losses), including OTTI	(126)	22
Less: 10% deposit asset MTM included in NII	(297)	-
Adjusted operating revenues	$31,963	$30,980

Loss before income taxes	$(7,954)	$(5,393)
Less: Realized investment gains (losses), including OTTI	(126)	22
Less: 10% deposit asset MTM included in NII	(297)	-
Adjusted operating loss before income taxes	$(7,531)	$(5,415)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2018	December 31, 2017
Stockholders' equity	$1,443,456	$1,419,101
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(4,515)	39,573
Adjusted stockholders' equity	$1,447,971	$1,379,528